Exhibit 99.1
Corillian Reports Second Quarter 2006 Results
PORTLAND, Ore. – July 27, 2006 – Corillian Corp. (NASDAQ: CORI), the top provider of online banking, payment and security solutions to the financial services industry, today reported financial results for the second quarter ended June 30, 2006.
Revenues for the second quarter were $14.6 million, compared to $14.3 million for the first quarter of 2006. Net loss for the second quarter was $1.5 million, resulting in a diluted net loss per share of ($0.03), compared to a net loss of $971,000 for the first quarter of 2006, which resulted in a diluted net loss per share of ($0.02). Pro forma net loss – before amortization of acquisition-related intangible assets and stock-based compensation expense – for the second quarter was $463,000, resulting in a diluted net loss per share of ($0.01). This compares to pro forma net income of $15,000 in the first quarter of 2006, which resulted in diluted earnings per share of $0.00. A reconciliation of GAAP results to pro forma results is provided as part of this press release.
“We’ve been working hard to do two primary things” said Alex Hart, president and CEO of Corillian. “First, expand our product line, and second, serve a broader cross section of the financial institution market. We are making good progress on both fronts; reaching important development and integration milestones and successfully selling both recently-developed and recently-acquired products to new and existing customers. For example, we closed our fourth Personal Money Manager (PMM) deal, signed another business banking deal, closed two more payment warehouse deals, and added nine more Intelligent Authentication (IA) customers to bring our IA customer list to thirty-one. We added four new consumer banking customers, but we frankly expected to close more consumer banking deals before the quarter ended. Those deals have not gone away, however, and we’re confident that the progress we’ve made with many of those prospects will result in signed deals within the next few months.”
Recent Highlights
•	Corillian signed two new payment warehouse deals, one with a top 10 bank and the other with a top 10 credit union.

Enabling eFinance

•	International Bancshares Corporation (IBC), a $10.5 billion multi-bank holding company headquartered in Laredo, Texas, successfully launched Corillian Corporate Banking, leveraging the same Corillian Voyager platform and hardware infrastructure that supports the Corillian Consumer Banking application at IBC.

•	A top 100 credit union selected the Corillian Business Banking application to deliver innovative, real-time online business services and a unique user experience to its business members.

•	Corillian signed nine more deals for its Corillian Intelligent Authentication™ product during the second quarter, including three top 100 banks. Corillian now has over 30 leading financial institutions that have selected Corillian’s Intelligent Authentication as the solution of choice to help them meet the FFIEC guidelines and deliver strong online authentication services to their online banking users.

•	Tri Counties Bank, a $1.85 billion community bank headquartered in Chico, Calif., selected Corillian Consumer Banking as its next-generation online banking system. In addition, Tri Counties selected Corillian Payments and Corillian Personal Money Manager to both drive down bill payment costs and offer industry-leading features to its customers.

•	Corillian received certification under the new international security standard ISO:27001. Corillian is the first online banking company to receive the certification and is among a select group of only eight organizations in the U.S. to receive this international certification.
Financial Outlook
Corillian expects to continue its progress toward broadening its product line in its traditional market and expanding its reach into the middle tier of financial institutions. Corillian anticipates that revenue for the third quarter will be relatively consistent with the second quarter, ranging between $13.5 and $15.5 million, primarily due to the difficulty of predicting when larger license deals will be closed. Corillian anticipates that operating profitability will improve in the third quarter, with GAAP diluted net (loss) earnings per share ranging from ($0.04) to $0.00 and pro forma diluted net (loss) earnings per share ranging from ($0.02) and $0.02.
Reconciliation of GAAP results to Pro Forma Results
Corillian provides pro forma operating results as a supplement to its GAAP financial results. Corillian believes that pro forma results provide investors and management with a representation of Corillian’s core operating performance that can be helpful in assessing future growth.

Corillian’s pro forma results exclude the following charges and benefits, net of any related tax impact, from Corillian’s statements of operations when applicable:
•	Stock-based compensation

•	Amortization of intangible assets

•	Restructuring-related charges

•	Merger-related charges

•	Impairment charges related to acquisition-related intangible assets
A detailed calculation of pro forma net income and pro forma net income per share is included in the attached reconciliation of GAAP net income (loss) to pro forma net income. The GAAP net income (loss) and pro forma net income per share are included in the attached condensed consolidated statement of operations.
Corillian will hold a conference call at 5:00 p.m. ET on July 27, 2006 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian’s corporate Web site at http://www.corillian.com/investors.
About Corillian Corporation
Corillian is the market leader of online banking, payment and security solutions to the financial services industry. With 29 of the top 100 U.S. banks and 21 of the top 100 U.S. credit unions as customers, Corillian serves over 30 million online banking users. Corillian provides the most flexible, scalable and secure set of online banking applications across multiple lines of business, integrating best-practice functionality developed for some of the most innovative financial institutions in the world. Corillian features integrated applications across Consumer Banking, Small Business Banking, Wealth Management, Credit Card Management, and Corporate Cash Management, as well as enterprise-wide solutions, including Fraud Detection, Payments Warehouse, Alerts, eStatements, and OFX. Corillian’s fraud prevention solutions use Preemptive Forensics™ to protect web sites from phishers, hackers, and fraudsters. Corillian’s strong authentication solution provides a low-cost solution for multi-factor authentication while maintaining high user satisfaction. Empowered by Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively and securely. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.
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Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian’s business outlook and prospects for success in the online financial software and services industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian’s solutions do not continue to gain market acceptance, that Corillian fails to sign new customers, that Corillian’s existing customers do not continue to demand products and services from Corillian, that Corillian’s customers experience performance problems or security breaches using Corillian’s solutions, that Corillian’s partners are not able to fulfill their contractual obligations to Corillian and such failure negatively impacts Corillian customers, that Corillian does not recognize an increased percentage of license and maintenance revenues, that Corillian encounters significant problems in implementing its software for its customers or significant delays in developing software for its customers, that Corillian incurs significant legal expenses or losses in lawsuits, that financial institutions are affected by adverse government regulations or market condition and that Corillian’s estimate of stock-based compensation expense changes as a result of final implementation of FAS 123R. Other risks include those stated in Corillian’s reports and other documents filed from time to time with the Securities and Exchange Commission including its report on Form 10-K for the year ended December 31, 2005 and its report on Form 10-Q for the quarter ended March 31, 2006.
For more information contact:
Steve Shaw ï Corp. Communications Manager ï Corillian Corporation ï e-mail: sshaw@corillian.com ï Phone: (503) 629-3770
Paul Wilde ï Chief Financial Officer ï Corillian Corporation ï e-mail: pwilde@corillian.com ï Phone: (503) 629-3300

CORILLIAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Quarter Ended
	June 30,	June 30,
	2006	2005
Revenues	$14,625	$12,287
Cost of revenues	8,624	4,151

Gross profit	6,001	8,136

Operating expenses:

Sales and marketing	2,253	1,719
Research and development	3,215	2,607
General and administrative	2,276	1,942

Total operating expenses	7,744	6,268

(Loss) income from operations	(1,743)	1,868
Other income, net	286	280

(Loss) income before income taxes	(1,457)	2,148

Income taxes	13	50

Net (loss) income	$(1,470)	$2,098

Basic net (loss) income per share	$(0.03)	$0.05

Diluted net (loss) income per share	$(0.03)	$0.05

Shares used in computing basic net (loss) income per share	44,890	38,935

Shares used in computing diluted net (loss) income per share	44,890	40,051

RECONCILIATION OF GAAP NET (LOSS) INCOME TO PRO FORMA NET INCOME(1)

GAAP net (loss) income	$(1,470)	$2,098
Amortization of acquisition-related intangibles included in cost of revenues	379	—
Amortization of acquisition-related intangibles included in sales and marketing	44	—
Employee related stock-based compensation included in cost of revenues	129	—
Employee related stock-based compensation included in operating expenses	455	—

Pro forma net (loss) income	$(463)	$2,098

Diluted pro forma net (loss) income per share	$(0.01)	$0.05

Shares used in computing diluted pro forma net (loss) income per share	44,890	40,051

(1)	See explanation above regarding the Company’s practice on reporting pro forma results.

CORILLIAN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2006	December 31, 2005
ASSETS

Current assets:
Cash and investments	$24,973	$25,522
Accounts receivable, net	7,128	12,063
Revenue in excess of billing	2,670	2,387
Other current assets	3,380	3,307

Total current assets	38,151	43,279

Property and equipment, net	4,073	3,548
Goodwill	26,899	26,899
Intangibles, net	3,010	3,856
Other assets	1,686	1,757

Total assets	$73,819	$79,339

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$5,123	$6,261
Deferred revenue	12,597	15,522
Current portion of long-term debt and capital lease obligations	—	3
Other current liabilities	1,549	1,882

Total current liabilities	19,269	23,668

Other long-term liabilities	693	938

Total liabilities	19,962	24,606

Shareholders’ equity:
Common stock	151,026	149,447
Accumulated other comprehensive income	47	61
Accumulated deficit	(97,216)	(94,775)

Total shareholders’ equity	53,857	54,733

Total liabilities and shareholders’ equity	$73,819	$79,339

CORILLIAN CORPORATION
SUPPLEMENTAL INFORMATION
(unaudited)

License revenues for the second quarter of 2006 were $1.5 million, or 10% of total revenue, as compared to $3.8 million, or 31% of total revenues in the second quarter of 2005. License block sales in the second quarter of 2006 were approximately $179,000, as compared to approximately $1.4 million for the second quarter of 2005.
Corillian’s revenue backlog was $47.4 million as of June 30, 2006, compared to $43.0 million as of December 31, 2005. Revenue backlog represents contractual customer commitments, including fees for licenses, professional services, maintenance, hosting and subscriptions. Corillian expects $33.0 million of its backlog as of June 30, 2006 to be recognized as revenue over the next 12 months. In its June 30, 2006 backlog amount, Corillian included $643,000 related to estimated usage-based revenues from contracts acquired in the InteliData acquisition, all of which is expected to be recognized as revenue over the next 12 months. Corillian previously excluded these amounts from backlog as it did not have enough history with these contracts to reliably estimate future usage-based revenues over the remaining contractual period.
Backlog is not necessarily indicative of revenues to be recognized in any given future period. For example, some of the fees reflected in backlog may be accounted for as funded research and development, depending on the nature of the work to be performed by Corillian. There are many factors that would impact Corillian’s filling of backlog, such as its progress in completing projects for its customers, Corillian’s customers’ meeting anticipated schedules for customer-dependent deliverables. Corillian provides no assurances that any portion of its backlog will be filled during any fiscal year or at all or that its backlog will be recognized as revenues in any given period.
Total headcount as of June 30, 2006 was 311, compared with 223 as of June 30, 2005.
The actual total number of shares outstanding as of June 30, 2006 was 44.9 million shares.